Exhibit 10.13

Planned Retirement Agreement

Introduction

This Planned Retirement Agreement (this “Agreement”) is made by and between Richard M. Haddock, an individual (the "Employee"), and LaserCard Corporation, a Delaware corporation (the "Company"), effective on the date (the “Effective Date”) that this Agreement is signed by the Employee as indicated under “Authorized Signatures“ below.

Recital

Employee desires to retire no later than March 31, 2008.  Employee has been an employee of the Company for more than two decades and the Company desires to provide the Employee with a retirement package but is willing to do so only if the Employee provides the Company with a release so that the Company is assured that the retirement package satisfies the Employee's expectations.

Agreement

Based upon the information and premises stated in the above Recital and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.           Resignation.  The Employee hereby agrees to resign, and does hereby resign, as an employee, officer, and member of the board of directors of the Company (the “Board”) effective on the first to occur of (a) the Company recruits and hires a replacement CEO who determines that s/he has received the full-time transition assistance from Employee that s/he desires and (b) March 31, 2008 (the “Retirement Date”).

2.   CEO Role.  Employee’s duties as the Company’s CEO shall change based upon the expanded role of the Chairman of the Board in the intervening time until the Retirement Date.  In these regards, the Employee shall have the typical duties of a chief executive officer except that the Employee is expected to take into account when fulfilling his duties whatever pro-active advice and counsel the Chairman of the Board provides and that the Chairman of the Board, rather than the Employee, would have:

o	oversight and coordination of all US Federal government sales and lobbying efforts,

o	oversight and execution of the Company’s merger and acquisition strategy,

o	oversight and execution of the Company's FY2009 business operating plan submission to the Board,

o	oversight and execution of the Company’s financing activities, including to be the principal interface to the banking and investment communities, and

o	oversight and development of the Company’s strategic plan.

In addition, Employee would ready the Company for transition to a new CEO and once the new CEO had been identified, would assist with transition of his duties.

3.           At Will Employee.  The service of the Employee as an employee remains at will until the Retirement Date, meaning that either the Employee may resign or the Company may terminate the employment relationship for any or no reason.  The service of the Employee as an officer remains at the pleasure of the Board until the Retirement Date.  The service of the Employee as a member of the Board remains at the will of the stockholders until the Retirement Date.

4.           Subsidiary Roles.  Effective on the Retirement Date, or, if earlier, the date on which Employee ceases to be an employee of the Company, the Employee hereby agrees to resign, and does hereby resign as an employee, officer and member of the board of directors of the subsidiaries of the Company, to the extent applicable.

5.   Salary.  While employed through the Retirement Date, or, if earlier, the date on which Employee ceases to be an employee of the Company, the Employee is to receive base salary at the per annum rate of three hundred fifty thousand two dollars ($350,002) to be paid to the Employee through the Company’s normal payroll.

6.           Separation Pay.  Provided that Employee has not breached Sections 12, 13, and 15 below, and subject to compliance with Section 14 below, Employee shall be entitled to receive base salary continuation for two years from the date of termination of Employee’s employment with the Company (the “Severance Period”) if (a) the Employee remains an employee until the Retirement Date or (b) Employee’s employment is terminated prior to the Retirement Date due to Employee’s resignation for “Good Reason” or the Company’s termination other than for “Cause” as defined in Exhibit A.  The start of the Severance Period (that is, either the Retirement Date or the date of any employment termination under Section 6(b)) is referred to as the “Termination Date”.  For each month during the Severance Period, the Company shall pay the Employee bi-weekly one-twenty-sixth of the Employee’s per annum base salary on the same date payment would be made through the Company’s normal payroll; provided, however, that any payment that would be made in accordance with the Company’s normal payroll after June 15, 2008 and before the date which is the six-month anniversary of the Termination Date shall instead be paid, with interest at the rate of five percent (5%) per annum from the date such payment would have been made in accordance with the Company’s normal payroll, on the first business day of the seventh month following the Termination Date or, if earlier, the date of Employee’s death. Base salary does not include, for example, overtime, bonuses, commissions, shift premiums or differentials, compensation associated with employee stock options, reimbursements, sales commission awards, employee benefits, expense allowances, or any other incidental or additional compensation.

7.           Left Intentionally Blank.

8.           Tax Withholding.  All payments of base salary and severance pay under Sections 5 and 6 are taxable under the laws of the United States andCalifornia and other payments under this Agreement may be so taxable.  All payments under this Agreement shall be made less any and all applicable deductions and withholdings required by applicable law and will be subject to all court ordered wage assignments and/or garnishments.

9.   Period of Consultancy.  Provided that Employee has remained an employee through the Termination Date, Employee shall be retained as a consultant by the Company from the Termination Date through December 31, 2008 (the “Period of Consultancy”) provided Employee is still entitled to receive separation pay under Section 6.  During the Period of Consultancy, Employee’s Employee Agreement dated December 28, 1995, a copy of which is attached to this Agreement as Exhibit C (the “Employee Agreement”) would remain in full force and effect with references to “employment” changed to “consultancy” in Sections 1, 2, and 5 (“term of my employment”), and Section 4 (“in connection with my employment”), and Section 7 (“other than employment”) and all references to “Chief Executive Officer” or “President” shall be replaced with  “Chairman of the Board”.  Employee’s primary duties would be to assist with transition to the new CEO and to assist with GIG/Prevent second source program.  Employee would be available to render two days of service per month if and as requested (but may render additional services as he and the Company desire relative to the establishment of the GIG/Prevent second source program).  Employee would receive a retainer of $2,000 per month, regardless of the amount of services Employee actually renders and may receive a bonus under Section 3bii of the Age Discrimination Release Agreement which the Company and Employee anticipate entering into (the “Age Discrimination Release Agreement”).  Employee would be an independent contractor with no authority to bind the Company and all expenses would be subject to the prior written approval of the CEO or Chairman or Vice Chairman of the Board.

10.         Stock Options and Restricted Stock.  Employee’s stock options granted under the 2004 Equity Incentive Compensation Plan (the “2004 Plan”) and under the prior stock option plan shall remain in force and effect according to their terms, except that vesting of Employee’s options granted under the 2004 Plan will cease on any Termination Date.  This means for example that for Employee’s options granted under the 2004  Plan, their vesting would cease when Employee ceases to be an employee of the Company but they would remain exercisable during any Period of Consultancy and for ninety (90) days thereafter whereas Employee’s stock options granted under the prior stock option plan would cease vesting when Employee ceases to be an employee of the Company and would terminate ninety (90) days thereafter.  Notwithstanding the foregoing, the vesting of Employee’s 18,750 options granted on May 24, 2005, under the 2004 Plan which are scheduled to vest on May 24, 2008, would continue during the Period of Consultancy and all of Employee’s options shall cease vesting and terminate immediately upon any breach of Section 12, 13, 14, or 15 during the Period of Consultancy.  The vesting of Employee’s restricted stock grant shall cease upon his employment termination and the unvested shares shall be forfeited as provided in the associated Restricted Stock Award Agreement except that the vesting of the 3,125 shares under Employee’s restricted stock grant that are scheduled to vest on September 21, 2008, shall continue to be governed by Employee’s Restricted Stock Award Agreement which means that such vesting shall cease upon termination of his Period of Consultancy, or if there is no Period of Consultancy, then upon his employment termination, and the unvested shares shall be forfeited as provided in the associated Restricted Stock Award Agreement.

11.         Left Intentionally Blank.

12.         Non-Solicitation of Company Employees.  The Employee agrees not to directly or indirectly solicit or attempt to solicit any employee or full-time independent contractor or consultant of the Company to perform services elsewhere during the longer of (1) the time Employee remains a Company employee and for one year thereafter or (2) the Severance Period.

13.         Future Releases.  Employee agrees to execute the releases attached as Exhibit B on March 31, 2008, and January 1, 2009, and not to rescind same during the seven-day rescission period.

14.         Other Employment.  The Employee’s severance benefits under Section 6 of this Agreement and Sections 2bii, and 4 of the Age Discrimination Release Agreement shall cease and Employee’s options and the vesting of Employee’s restricted stock award under Section 10 of this Agreement shall terminate if Employee becomes an employee of or otherwise renders services to any business and the Employee agrees to promptly notify the Company when the Employee begins to so render services.  However, if the Board of Directors of the Company determines that the services that Employee is going to perform for the other business do and will not involve the design, development, or manufacture of plastic cards for secure data storage, whether they utilize contact or contactless chips, optical or magnetic stripes, holograms, or other means for data storage (the “Company’s Business”), then the Company agrees to act affirmatively within one (1) week of a written request from Employee for the severance benefits under Section 6 of this Agreement and under Sections 2bii, and 4 of the Age Discrimination Release Agreement to continue and for the options to continue as provided under Section 10.  If a court or arbitrator, as the case may be, should for some reason require the Company to continue Employee’s severance benefits even if the Company’s Board of Directors determines that Employee’s services involve the Company’s Business, then such benefits shall continue only to the extent a court or arbitrator finds that the Employee has demonstrated by clear and convincing evidence that Employee’s services have not already and would not in the future utilize the Company’s confidential information.

15.         Not Damage the Business.  Prior to the Retirement Date and throughout the Severance Period, Employee agrees not to act in any manner that might damage the business of the Company.  Prior to the Retirement Date and throughout the Severance Period, and for three (3) years thereafter, Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.  Prior to the Retirement Date and throughout the Severance Period, Employee agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-affiliates or tortious interference with the contracts and relationships of the Company and the Company agrees to instruct its officers and directors not to defame, libel, or slander the Employee.

16.         Company Current in Pay.  The Employee acknowledges that the Employee has received payment of all wages due through the Effective Date and all equity grants and has received reimbursement of all submitted reimbursable business expenses.

17.         Current Release.

  a.            The Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns ("Company-Affiliates"), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”).

  b.           There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for earned but unpaid wages and claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws.  The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

  c.            To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of the Employee's employment with the Company and the termination of that employment. This includes a release of any rights or claims the Employee may have under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, etseq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, etseq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§1001, etseq., the California Fair Employment and Housing Act ("FEHA"), Government Code §§12940, etseq., , or any other federal, state or local laws or regulations relating to terms and conditions of employment.  However, notwithstanding any provision of this Agreement to the contrary, the  Release does NOT include a release of any rights or claims the Employee may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, etseq., (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment; such claims and rights are the subject matter of the Age Discrimination Release Agreement which the Company and Employee are concurrently entering into.  The Release also includes any claims for wrongful discharge, breach of fiduciary duty, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Employee unfairly or in bad faith.

  d.           To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

  e.            The Release does not waive any rights or claims that the Employee might have arising after the date the Employee signs this Agreement nor does the Release waive any rights or claims that the Employee has under this Agreement or the agreements referenced in Section 24 below. In addition, the Release does not extend to any vested benefits which would otherwise be available to Employee under any Company-sponsored ERISA plan.

  f.            The Employee promises and states that the Employee has not given or sold any claim discussed in this Agreement to anyone and that the Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

  g.           This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction.  This Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release.  The Employee has waived and released any claim the Employee may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

18.         Internal Revenue Code Section 409A

  a.            To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A.  In this regard, each payment under this Agreement that is made in a series of scheduled installments (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii)), including without limitation, each salary continuation payment under Section 6, shall be deemed a separate payment for purposes of Code Section 409A.

  b.           To the extent that any amounts or benefits payable under this Agreement are or become subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with the final Code Section 409A regulations, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

  c.            In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Code Section 409A to be made to the Employee within a designated period and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and the Employee shall have no right to designate the year in which the payment shall be made.

  d.            Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company reasonably determines that any amount or other benefit payable under this Agreement on account of Employee’s separation from service, within the meaning of Code Section 409A, constitutes nonqualified deferred compensation that will subject Employee to “additional tax” under Code Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit the Company and Employee shall take reasonable  actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Code Section 409A or other applicable rules or procedures.  In the event that the Code Section 409A requires a delay of any payment other than the delay specified in Section 6, such payment shall be accumulated and paid at the earliest time and in such manner that comply with Code Section 409A without interest.

  e.            For purposes of this Section 18, the Employee’s date of termination shall be the date on which the Employee has incurred a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), or in subsequent IRS guidance under Code Section 409A.

19.         Employee Agreement.  The Employee acknowledges and reaffirms in its entirety the Employee Agreement.

20.         Confidentiality.  Except to the extent publicly disclosed by the Company, the Employee and the Company each promises to hold the provisions of this Agreement in strictest confidence. The Employee may disclose this Agreement, in confidence, to his/her immediate family, to his/her attorneys, accountants, auditors, tax preparers and financial advisors, and as may be necessary to enforce its terms or as otherwise required by law. Otherwise, the Employee agrees not to publicize or disclose its terms to anyone, in any manner. In particular (but without limitation), the Employee agrees not to discuss the terms of this Agreement with former or current employees, clients, suppliers, subcontractors or other business contacts of the Company.

21.         Governing Law.  This Agreement is to be governed by California law.

22.         Severability.  If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

23.         Arbitration.  Except as prohibited by law, any legal dispute between the Employee the Company (or between the Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Employee’s employment or termination of employment or this Agreement (a "Dispute") will be resolved through binding arbitration in San Jose, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 etseq., and pursuant to California law. Nothing in this arbitration provision is intended to limit the Employee's right to file a charge with or obtain relief from the National Labor Relations Board.  THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL.  This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

24.         Other Agreements.  The Employee Agreement, the Employee’s stock option agreements and restricted stock award agreement, and the Employee’s Indemnification Agreement all remain in full force and effect, subject to the modifications provided for in Sections 9 and 10 above.

25.         Entire Agreement.  This Agreement, together with the Age Discrimination Release Agreement which the Company and Employee anticipate entering into, are intended by the parties to be their entire agreement and understanding concerning its subject matter and supersede any prior agreements and understandings, whether written or oral, concerning its subject matter.  The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements.  The Employee states and promises that in signing this Agreement he/she has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement.  Any changes to this Agreement must be in writing and signed by both parties.

26.         Attorneys Fees.  If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Employee’s employment with the Company or the cessation of such employment, any claim that the Employee has released in the Release or the promises and agreements contained in this Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs in connection with the dispute, including reasonable attorneys' fees.

[Remainder of Page Left Intentionally Blank]

27.         Successors and Assigns.  This Agreement shall be binding upon the Employee’s heirs, administrators, executors, personal representatives and assigns and upon the Company’s successors and assigns.

The Employee is advised to consult with an attorney before signing this Agreement.

Authorized Signatures

In order to bind the parties to this Planned Retirement Agreement, the parties, or their duly authorized representatives have signed their names below on the dates indicated.

Company	Employee

By /s/ Donald Mattson	/s/ Richard M. Haddock
Richard M. Haddock

Donald Mattson, Vice Chairman
Printed Name and Title of Signatory

November 28, 2007	November 28, 2007
Date Executed on Behalf of Company	Date Signed By Employee

Exhibit A

Definitions

GOOD REASON shall mean: (i) a material breach of the Agreement by the Company, (ii) a material reduction of the Employee’s base salary, except that neither a reduction  proportionate to reductions imposed on all other members of the Company’s executive management as part of a cost reduction effort nor a reduction of the Employee’s base salary due to a change of duties as a result of disability will be a Good Reason for termination, or (iii) the Employee’s duties with the Company are materially reduced other than as provided in the Agreement.  The Employee shall give notice to the Company that the Employee intends to resign for one of the Good Reasons listed above, detailing such Good Reason with specificity.  If the Employee gives notice to the Company, no later than ninety (90) days after the initial existence of one or more of the conditions constituting Good Reason listed above arising without his consent, that the Employee intends to resign for one of the Good Reasons listed above, detailing such Good Reason with specificity, and if the Company does not remedy the situation so as to eliminate the Good Reason within two (2) weeks of receiving such notice, then any resignation by the Employee from the Company within the one (1) month period beginning with the delivery of the notice shall be deemed a Resignation for Good Reason.

CAUSE is defined to mean a good faith determination by the Company that the Employee has engaged in any of the following: 1) theft, misappropriation or embezzlement of Company property, property of an officer, shareholder, director or employee, or property of any customer or supplier of the Company; 2) any conduct which constitutes unfair competition with the Company; 3) any breach of a contractual or fiduciary duty to the Company or a material breach of a material Company policy not cured within five days of the Company giving the Employee notice of the breach; 4) material dishonesty in the performance of the Employee’s duties for the Company or fraud against the  Company; 5) materially exceeding the scope of the Employee's authority as delegated or limited from time to time by the Company; 6) inducement of any customer, consultant, employee or supplier of the Company to breach any contract with the Company or cease its business relationship with the Company; 7)  refusal to substantially follow the lawful instructions of the board of directors; 8) failure to devote full-time effort to serving the Company which is not cured within sixty (60) days of notice; 9) conviction of a crime punishable as a felony; or 10) death or disability of the Employee.  The Company’s good faith determination, based on reasonable evaluation that “Cause” exists for termination of the employment relationship under this provision shall be conclusive for the purposes of this section.  Neither the later discovery of additional or different facts tending to negate the Company’s determination of “Cause” nor any subsequent finding by any other fact finder that the employee did not in fact engage in conduct identified in this definition of “Cause” shall alter the finality of the Company’s determination for the purposes of this section. The Company’s determination that Cause exists shall be made by a committee of the independent members of the Board of Directors.

Exhibit B

Release Agreement

Introduction

This Release Agreement (this “Agreement”) is made by and between Richard M. Haddock, an individual (the "Employee") and LaserCard Corporation, a Delaware corporation (the "Company"), effective seven calendar days after the date this Agreement is signed by the Employee.

Recitals

A.          The Employee has entered into the Planned Retirement Agreement (the “Retirement Agreement”) to which this Agreement comprises Exhibit B and shortly thereafter an Age Discrimination Release Agreement (the “Age Discrimination Release Agreement”).

B.          It is either on or shortly after March 31, 2008, or otherwise the start of the “Severance Period”, as defined in the Retirement Agreement, or else it is on or shortly after the end of the “Period of Consultancy” as defined in the Retirement Agreement, which is anticipated to be December 31, 2008.

C.          If it is on or shortly after March 31, 2008, then Employee’s resignation as an employee of the Company has just become effective and Employee’s bonus under Section 2a of the Age Discrimination Release Agreement has been determined.  If it is otherwise the start of the Severance Period, then Employee has either resigned for “Good Reason” or his employment has been terminated by the Company other than for “Cause”, as defined in the Retirement Agreement.  If it is on or shortly after the end of the Period of Consultancy, then Employee’s consulting services to the Company have just ended and Employee’s bonus, if any, under Section 2b of the Age Discrimination Release Agreement has been determined.

D.          Employee desires to receive or to continue to receive the separation pay and other benefits provided in the Retirement Agreement and is willing to grant the Company a complete release of claims supplemental the complete releases granted under the Retirement Agreement and Age Discrimination Release Agreement.

Agreement

Based upon the information and premises stated in the above Recitals and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.	The Company promises to continue to provide the benefits under the Retirement Agreement.

2.
The Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns ("Company-Affiliates"), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”).

3.
There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency.   For example, claims for earned but unpaid wages and claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws.  The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

4.
To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of the Employee's employment with the Company and the termination of that employment.  This includes a release of any rights or claims the Employee may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, etseq., (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, etseq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, etseq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§1001, etseq., the California Fair Employment and Housing Act ("FEHA"), Government Code §§12940, etseq., , or any other federal, state or local laws or regulations relating to terms and conditions of employment.  The Release also includes any claims for wrongful discharge, breach of fiduciary duty, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Employee unfairly or in bad faith.

5.
To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected.  The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6.
The Release does not waive any rights or claims that the Employee might have arising after the date the Employee signs this Agreement nor does the Release waive any rights or claims that the Employee has under this Agreement, the Retirement Agreement, or the agreements referenced in Section 24 of the Retirement Agreement.  In addition the Release does not extend to any vested benefits which would otherwise be available to Employee under any Company-sponsored ERISA plan.

7.
The Employee acknowledges that his employment (and if the Effective Date is on or shortly after the end of the Period of Consultany, his consultancy) with the Company ceased on or before the date this Agreement is signed by Employee.

8.
The Employee promises and states that the Employee has not given or sold any claim discussed in this Agreement to anyone and that the Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

9.
The Employee promises and states that he has to his knowledge return to the Company all property belonging to the Company or authored by or concerning Company (other than the Employee’s personal copies of his/her payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents.  Should the Employee subsequently discover Company property, he will either return it to the Company or if it is immaterial he will destroy it.  Notwithstanding the foregoing, during the Period of Consultancy, the Employee may retain materials related the Prevent agreement and materials provided by the Company to the Employee after the Termination Date.

10.
This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction.  This Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release.  The Employee has waived and released any claim the Employee may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

11.	This Agreement is to be governed by California law.

12.
If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

13.
Except as prohibited by law, any legal dispute between the Employee the Company (or between the Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Employee’s employment or termination of employment or this Agreement (a "Dispute") will be resolved through binding arbitration in San Jose, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 etseq., and pursuant to California law. Nothing in this arbitration provision is intended to limit the Employee's right to file a charge with or obtain relief from the National Labor Relations Board.  THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL.  This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

14.
This Agreement is intended by the parties to be their entire agreement and understanding concerning its subject matter and supersedes any prior agreements and understandings, whether written or oral, concerning its subject matter.  The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements.  The Employee states and promises that in signing this Agreement he/she has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement and the Retirement Agreement.  Any changes to this Agreement must be in writing and signed by both parties.

15.
If the Employee breaks any of the promises or agreements made in this Agreement, or if any of the representations or statements made by the Employee in this Agreement are discovered to be untrue, the Company may stop providing the severance benefits described in the Retirement Agreement. All of the other terms of this Agreement will remain in full force and effect.

16.
If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Employee’s employment with the Company, any claim that the Employee has released in the Release or the promises and agreements contained in this Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs in connection with the dispute, including reasonable attorneys' fees.

17.
Paragraph 16 shall not apply if the Employee asserts a claim under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, etseq., (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is not covered by the Release given by the Employee in this Agreement.  This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the Employee asserts certain claims not covered by the Release.

18.	This Agreement shall be binding upon the Employee’s heirs, administrators, executors, personal representatives and assigns and upon the Company’s successors and assigns.

[Remainder of Page Left Intentionally Blank]

19.
The Employee is advised to consult with an attorney before signing this Agreement.  The Employee understands that the choice of whether or not to sign this Agreement is the Employee's decision.  The Employee acknowledges that the Employee has been given at least 21 days to consider this Agreement before signing it, having been provided this Agreement in connection with this Agreement.

20.
The Employee may revoke this Agreement within seven (7) days of signing it.  Revocation can be made by sending a written notice of revocation to the Company.  For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Employee signs this Agreement.  If the Employee revokes this Agreement, it shall not become effective or enforceable and the Employee will not receive the severance package described in this Agreement.

Authorized Signatures

In order to bind the parties to this Release Agreement, the parties, or their duly authorized representatives have signed their names below on the dates indicated.

Company	Employee

By___________________________	____________________________

______________________________
Printed Name and Title of Signatory

_______________________________	_____________________________
Date Executed on Behalf of Company	Date Signed By Employee

Exhibit C

Employee Agreement

DREXLER TECHNOLOGY CORPORATION

EMPLOYEE AGREEMENT

DREXLER TECHNOLOGY CORPORATION is dedicated to a policy of exerting a significant influence in its chosen fields through technical innovation and creative administration and marketing.  The competitive success of this policy depends to a large extent on the Company's ability to capitalize on the creative talents of its employees, and to maintain a free flow of pertinent information among its employees.
For this reason, all employees are requested to sign the attached AGREEMENT under which:
1.	requirements for avoiding conflicting outside activities are specified,
2.	the Company is assured of exclusive rights to ideas, works, and inventions which relate to Company business, and
3.	the Company is protected against unauthorized disclosure of proprietary information.

AGREEMENT

In part consideration of my employment now being or to be given by DREXLER TECHNOLOGY CORPORATION (hereinafter referred to as the "Company"), a corporation of the State of Delaware, or by any subsidiary or other affiliate of said Company, and effective as of the date that said employment first commenced, I agree that:
1.            During the term of my employment, I will not without the prior written consent of the Company (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company, except that I may invest to an extent not exceeding one percent of the total outstanding shares in each of one or more companies whose shares are listed on a national securities exchange or quoted daily by The Nasdaq Stock Market.
2.            I will disclose promptly to the Company any ideas, inventions, works of authorship (including but not limited to computer programs, software and documentation), improvements or discoveries, patentable or unpatentable, copyrightable or uncopyrightable, which during the term of my employment I may conceive, make, develop or work on, in whole or in part, solely or jointly with others, whether or not reduced to drawings, written description, documentation, models or other tangible form, and which relate either to product, service, research or development fields in which the Company or any of its affiliates is, at the time, actively engaged, or to my employment activities; and all such ideas, inventions, works, improvements and discoveries shall forthwith and without further consideration become and be the exclusive property of said Company, its successors and assigns. The Company hereby notifies you that the foregoing does not apply to any invention which qualifies fully for exemption under Section 2870 of the California Labor Code.
3.            I will assist the Company in every proper way, including the signing of any and all papers, authorization, applications and assignments, and making and keeping of proper records, and the giving of evidence and testimony (all entirely at the Company's expense), to obtain and to maintain for the use and benefit of the Company or its nominees patents, copyrights or other protection for any and all such ideas, inventions, works, improvements and discoveries in all countries.
4.            I understand and agree that all data and records coming into my possession or kept by me in connection with my employment, including notebooks, drawings, blueprints, computer programs, software and documentation, bulletins, parts lists, reports, customer lists, and production, cost, purchasing, and marketing information, and employment data, including policies and salary information, are the exclusive property of the Company. I agree to return to the Company all copies of such data and records upon termination of my employment unless specific written consent is obtained from the President of the Company to retain any such data or records.

5.            I will regard and preserve as confidential and will not divulge to unauthorized persons, or use for any unauthorized purposes, either during or after the term of my employment, any information, matter, or thing of secret, confidential or private nature, connected with the business of the Company or any of its suppliers, customers or affiliates without the written consent of the President of the Company until such time as such information otherwise becomes public knowledge. Included within the meaning of the foregoing are matters of a technical nature, such as know-how, formulae, computer programs, software and documentation, secret processes or machines, inventions, and research projects, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers and business data regarding customers, salaries, and other personnel data of the Company's employees, and any other information of a similar nature to the extent not available to the public, and plans for further development.
6.            As a matter of record, the following Schedule A contains a list of all ideas, inventions, works, improvements and discoveries, patented and unpatented, copyrighted and not copyrighted, and completed prior to my employment, which I desire to have specifically excluded from the operation of this Agreement.
7.            I agree that I will not disclose to the Company or use for the benefit of the Company any confidential information derived from sources other than employment with the Company. I further agree that if I am in doubt as to the confidential status of any information, or if any information is alleged to be proprietary, I will refer to the President of the Company the question of whether such information is available for disclosure and use for the benefit of the Company.
8.            I understand that employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Agreement or in any document or statement shall limit the right to terminate employment at-will. No manager, supervisor or employee of the Company has any authority to enter into any agreement for employment for any specified period of time or to make any agreement for employment other than at-will. Only the President of the Company has the authority to make any such agreement and then only in writing.
9.            This Agreement shall not be terminated or altered by changes in duties, compensation or other terms of my employment.

Employee:

    /s/  Richard M. Haddock                                                                 December 28, 1995
(Signature)                                                                                                                                                              (Date)

SCHEDULE A

List of all ideas, inventions, works, improvements and discoveries, patented and unpatented, copyrighted and not copyrighted, and completed, if any, prior to my employment:
(Leave blank if not applicable)

/s/  Richard M. Haddock                                                                 December 28, 1995
(Signature)                                                                                                                          (Date)

Age Discrimination Release Agreement

Introduction

This Age Discrimination Release Agreement (this “Agreement”) is made by and between Richard M. Haddock, an individual (the "Employee"), and LaserCard Corporation, a Delaware corporation (the "Company"), effective on the date (the “Effective Date”) that this Agreement is signed by the Employee as indicated under “Authorized Signatures“ below.

Recital

Employee and the Company have recently entered into a Planned Retirement Agreement (the “Planned Retirement Agreement”) which does not cover a release of age discrimination claims.  The Employee and the Company desire to enter into this Agreement to expressly provide for such a release.

Agreement

Based upon the information and premises stated in the above Recital and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.           Definitions.  All capitalized terms not defined in this Agreement are as defined in the Planned Retirement Agreement.

2.        Bonuses.

  a.    The Employee is a participant in the Management Bonus Plan.  In lieu of receiving bonuses thereunder based on revenue, profit, MBO, and board discretion, Employee will instead receive a discretionary bonus of up to $50,000 as determined by the independent members of the Board based upon the recommendation of the Chairman and Vice Chairman of the Board taking into account their evaluation of the Employee’s performance between the Effective Date and the Retirement Date, to be paid as soon as administratively feasible after the determination to award such a bonus is made, but in no event later than June 15, 2008.  In these regards, upon monthly request by Employee, the Chairman and/or Vice Chairman of the Board shall provide feedback to Employee on his performance by phone or in person, as applicable.

  b.            The Company plans to implement a bonus plan for the GIG/Prevent second source program.

i.            In these regards, in recognition of his role in obtaining the original GIG agreements in 2004 and in managing the relationship to date and its transition to Prevent, Employee would receive $50,000 payable during January, 2008, provided that Employee then remains a Company employee.

ii.            In addition, should the current arrangements be restructured and implemented successfully during the period from the Effective Date through the Retirement Date and thereafter through Employee’s Period of Consultancy so that by the end of the Period of Consultancy the Company has a clear path which the Board believes is very likely to lead to the establishment of a second source, then Employee will receive a bonus at the discretion of the independent directors payable in cash or equity as they determine based upon their evaluation of the likelihood of successful and timely establishment of a second source and Employee’s contribution to such restructuring and implementation to be paid as soon as administratively feasible after such determination is made, but in no event later than two and one-half (2 ½ ) months after such determination is made.

3.           Tax Withholding.  All payments of bonus under Section 2 are taxable under the laws of the United States and California and other payments under this Agreement may be so taxable.  All payments under this Agreement shall be made less any and all applicable deductions and withholdings required by applicable law and will be subject to all court ordered wage assignments and/or garnishments.

4.           COBRA.  If the Employee elects to continue health insurance coverage under COBRA, then so long as the Employee is receiving severance payments under Section 6 of the Planned Retirement Agreement (and therefore subject to compliance with Section 14 of the Planned Retirement Agreement), and is paying COBRA premiums, the Company will pay the Employee a monthly payment equal to the amount that was paid by the Company for health insurance coverage prior the termination of employment for up to a maximum of 18 months. The Employee will not be reimbursed for the portion of the premium which had been paid by the Employee prior to the termination of employment or for any administrative fees or increases in premiums.  The Employee is solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums. The Company’s duty to make these payments will cease if Employee loses eligibility for COBRA continuation coverage because Employee becomes eligible for group coverage from another employer.  The Employee (and/or Employee’s eligible dependent(s)), shall have an obligation to inform the Company if the Employee or such dependants are no longer eligible for COBRA continuation coverage, as is generally the case when the Employee receives group coverage from another employer while receiving COBRA continuation coverage.  The period of such Company-reimbursed COBRA continuation coverage shall be considered part of Employee’s (and Employee’s eligible dependents’) COBRA coverage entitlement period.

5.           Age Discrimination Release.

  a.            The Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns ("Company-Affiliates"), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”) to the extent such claims, demands, obligations and/or liabilities arise out of or relate any rights or claims the Employee may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment.

  b.            To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected involving age discrimination. The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

  c.            The Release does not waive any rights or claims that the Employee might have arising after the date the Employee signs this Agreement.

  d.            The Employee promises and states that the Employee has not given or sold any claim discussed in this Agreement to anyone and that the Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

  e.            This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction.  This Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or scope of the Release.  The Employee has waived and released any claim the Employee may have for damages based on any alleged age discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

6.           Confidentiality.  Except to the extent publicly disclosed by the Company, the Employee and the Company each promises to hold the provisions of this Agreement in strictest confidence. The Employee may disclose this Agreement, in confidence, to his/her immediate family, to his/her attorneys, accountants, auditors, tax preparers and financial advisors, and as may be necessary to enforce its terms or as otherwise required by law. Otherwise, the Employee agrees not to publicize or disclose its terms to anyone, in any manner. In particular (but without limitation), the Employee agrees not to discuss the terms of this Agreement with former or current employees, clients, suppliers, subcontractors or other business contacts of the Company.

7.           Governing Law.  This Agreement is to be governed by California law.

8.           Severability.  If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

9.           Arbitration.  Except as prohibited by law, any legal dispute between the Employee the Company (or between the Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Employee’s employment or termination of employment or this Agreement (a "Dispute") will be resolved through binding arbitration in San Jose, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 etseq., and pursuant to California law. Nothing in this arbitration provision is intended to limit the Employee's right to file a charge with or obtain relief from the National Labor Relations Board.  THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL.  This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

10.         Entire Agreement.  This Agreement, together with the Planned Retirement  Agreement which the Company and Employee are concurrently entering into, are intended by the parties to be their entire agreement and understanding concerning its subject matter and supersede any prior agreements and understandings, whether written or oral, concerning its subject matter.  The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements.  The Employee states and promises that in signing this Agreement he/she has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement.  Any changes to this Agreement must be in writing and signed by both parties.

[Remainder of Page Left Intentionally Blank]

12.         Successors and Assigns.  This Agreement shall be binding upon the Employee’s heirs, administrators, executors, personal representatives and assigns and upon the Company’s successors and assigns.

The Employee is advised to consult with an attorney before signing this Agreement.  The Employee understands that the choice of whether or not to sign this Agreement is the Employee's decision.  The Employee acknowledges that the Employee has been given at least 21 days, until December 19, 2007, to consider this Agreement before signing it.

The Employee may revoke this Agreement within seven (7) days of signing it.  Revocation can be made by sending a written notice of revocation to the Company.  For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Employee signs this Agreement.  If the Employee revokes this Agreement, it shall not become effective or enforceable and the Employee will not receive the retirement package described in this Agreement should Employee’s employment with the Company be terminated.

Authorized Signatures

In order to bind the parties to this Age Discrimination Release Agreement, the parties, or their duly authorized representatives have signed their names below on the dates indicated.

Company	Employee

By /s/ Donald Mattson	/s/ Richard M. Haddock
Richard M. Haddock

Donald Mattson, Vice Chairman
Printed Name and Title of Signatory

November 28, 2007	November 28, 2007
Date Executed on Behalf of Company	Date Signed By Employee